Exhhibit 4.3
                                                                    ------------

                                                                           FINAL




                            New Skies Satellites N.V.

                           2002 Restricted Stock Plan



                        (Effective as of January 1, 2002)

                            New Skies Satellites N.V.

                           2002 Restricted Stock Plan

1.    PURPOSE

This Plan has been adopted by New Skies Satellites N.V. (the "Company") to provide senior management and other employees of the Company and its affiliates (collectively "Participants") an opportunity to acquire an equity interest in the Company. The Company intends to use the Plan to attract and retain Participants' services, motivate Participants to increase the Company's value, and introduce flexibility in compensating Participants.

All Grants shall be subject to the terms and conditions provided in this Plan.

2.    DEFINITIONS

      (a)   "Board" shall mean the Supervisory Board of the Company.

      (b) "Committee" shall mean the committee which may be appointed by the Board in accordance with Section 4 to administer the Plan.

      (c) "Common Stock" shall mean the EUR 0.05 (Five Eurocent) par value, ordinary voting shares of the Company, or depository receipts issued with the cooperation of the Company in respect of such shares.

      (d)   "Company" shall mean New Skies Satellites N.V., a Dutch company.

      (e) "Date of Grant" shall mean the date on which a Grant is made under the Plan, as reflected in a Participant's Restricted Stock Agreement.

      (f)   "Director" shall mean a member of the Board of the Company.

      (g) "Employee" shall mean any individual who is employed, or newly hired, by the Company or any Company within the Group, including managing board directors of the Company or any company within the Group. For the purposes of this Plan, the term "Employee" also shall be deemed to include any director of any affiliate of the Company who is made a Grant or proposed to be made a Grant pursuant to this Plan. The Plan Administrator shall be responsible for determining when an Employee's period of employment terminates and/or is deemed to be continued during an approved leave of absence.

      (h) "Exercise Price" shall mean the price per Share at which a Grant shall be exercised, which shall be the par value of the Shares as set forth in the Company's Articles of Association and specified in a Participant's Restricted Stock Agreement.

      (i) "For Cause" shall mean the termination of a Participant's status as an Employee where the Plan Administrator determines, in its complete discretion in accordance with Section 4(e), that the Participant has committed a violation of any felony-grade criminal law, a breach of any material fiduciary duty or an act of dishonesty, fraud, misrepresentation or moral turpitude which violation, breach or act has or may reasonably be expected to have a material detrimental impact on the business of the Company, or prevents or materially impairs or may reasonably be expected to prevent or materially impair the Participant's effective performance of his or her duties for the Company or any company within the Group.

      (j) "Grant" shall mean an agreement entered into pursuant to this Plan between the Company and a Participant, under which the Company shall agree to sell, and the Participant shall agree to purchase, a specified number of Shares on or about a specified future date upon payment by the Participant of the Purchase Price for such Shares.

      (k) "Group" shall mean the Company and any and all group companies (within the meaning of article 2:24b of the Dutch Civil Code) of the Company, that have been nominated by the Board from time to time to be participating companies in this Plan.

      (l) "Inside Information" shall mean any material non-public information, as defined in the Company's Insider Trading Policy.

      (m) "Insider Trading Policy" shall mean the Company's Group Rules Governing Insider Trading and Inside Information, as such rules may be amended from time to time.

      (n) "Participant" shall mean any individual to whom a Grant has been made under the Plan, and such term shall include where appropriate the duly appointed legal representative of a Participant suffering from Total and Permanent Disability and the allowable transferee of a deceased Participant as provided in this Plan.

      (o) "Plan" shall mean this New Skies Satellites N.V. 2002 Restricted Stock Plan, as amended from time to time.

      (p) "Plan Administrator" shall mean the Committee administering the Plan as determined in accordance with Section 4, the foundation administering the Plan as permitted in Section 4, or during any period in which neither a Committee nor a foundation is constituted, the Board.

      (q) "Purchase Price" shall mean, at any specified time, the Exercise Price for one Share times the number of Shares being acquired under a Grant.

      (r) "Restricted Stock Agreement" shall mean, with respect to each Grant made to a Participant, the signed written agreement between the Participant and the Company setting forth the terms and conditions of the Grant.

      (s)   "Share" shall mean one ordinary share of Common Stock.

      (t)   "Total and Permanent Disability" shall mean with respect to a
            Participant:

            (i) The mental or physical disability, either occupational or non-occupational in cause, which satisfies the definition of "total and permanent disability" in the disability policy or plan provided by the Company covering such Participant;

            (ii) If no such policy or plan is then covering the Participant, the mental or physical condition which would cause the Participant to be deemed to be "totally and permanently disabled" in accordance with the Dutch Disability Act (Wet op de Arbeidsongeschiktheidsverzekering).

      (u) "Vest" or "Vesting" shall mean the date, event or act prior to which a Grant or any portion thereof is not yet required to be performed, and as a consequence of which the Grant or such portion thereof must be performed for the first time.

      (v) "Unvested Grant" shall mean a Grant or any portion thereof that is not yet required to be performed pursuant to this Plan and the applicable Restricted Stock Agreement.

3.    EFFECTIVE DATE

The Plan was adopted by the Board with effect from January 1, 2002.

4.    ADMINISTRATION

      (a)   Administration by the Board, the Committee or a Foundation

            The Board may administer the Plan or appoint a Committee of the Board to administer the Plan in accordance with Sections 4(b) and 4(c) or appoint a foundation to administer the Plan in accordance with Section 4(d). In the event the Board elects to administer the Plan, the Board shall be the Plan Administrator and shall have the powers and authority of the Plan Administrator as described in this Plan document. Notwithstanding the foregoing, the Board shall have the sole authority to decide on the making of any Grant under this Plan to members of the Company's management board.

      (b)   Composition of the Committee

            If appointed by the Board, the Committee shall consist of not less than two members, all of whom shall be Directors of the Company.

      (c)   The Committee

            (i) Each Committee member shall serve until the member resigns, dies or is removed by the Board, whichever is the first event to occur. The Board may disband the Committee at any time.

            (ii) The Committee shall hold meetings at such times and places as it may determine. For a Committee meeting, if the Committee has two members, both members must be present to constitute a quorum, and if the Committee has three or more members, a majority of the Committee shall constitute a quorum. Acts by a majority of the members present at a meeting at which a quorum is present and approved in writing by all the members of the Committee shall constitute valid acts of the Committee.

            (iii) Members of the Committee may vote on any matters affecting the administration of the Plan or the making of any Grant pursuant to the Plan.

      (d)   The Foundation

             In the event that the Board elects to delegate the administration of the Plan to a third party, such third party shall be a foundation (Stichting) established solely for the purposes of facilitating the operation of this Plan. The directors of the Foundation shall be independent from the managing board of the Company.

      (e)   Powers of the Plan Administrator

            On behalf of the Board, the Plan Administrator shall, without causing the Plan to be inconsistent with Dutch or other applicable insider trading laws or regulations or the Insider Trading Policy, and, if the Company has expressly qualified the Plan as a "personeelsregeling," without causing the Plan no longer to qualify as a "personeelsregeling", have the authority and complete discretion to:

            (i) Subject to Section 10(b), prescribe, amend and rescind rules and regulations relating to the Plan which will not apply, without the consent of a Participant, with respect to any Grant previously made to the Participant if it would adversely affect the Participant's position in that respect;

            (ii) Construe and interpret the Plan, any Restricted Stock Agreement and any other agreement or document executed pursuant to the Plan;

            (iii) Authorize any person to execute on behalf of the Company any instrument required to effectuate the making of a Grant (provided that any Restricted Stock Agreement relating to a Grant to a Participant who is a member of the board of management of the Company shall be executed only by a Director); and

            (iv) Make all other determinations deemed necessary or advisable for the administration of the Plan.

            The Board of the Company shall ensure that the Plan Administrator at all times has a sufficient power of attorney to be able to exercise the powers purported to be granted to it under the Plan, and to perform all legal acts to implement the provisions of the Plan.

      (f)   Plan Administrator's Interpretation of the Plan

            The Plan Administrator's interpretation and construction of any provision of the Plan, of any Grant made under the Plan or of any Restricted Stock Agreement shall be final and binding on all persons claiming an interest in a Grant made or issued under the Plan. Neither the Plan Administrator, any member of the Committee nor any Director shall be liable for any action or determination made in good faith with respect to the Plan. The Company, in accordance with the articles of association of the Company, shall indemnify and defend the Plan Administrator, and, where applicable, each individual member of the Committee or each director of the foundation, to the fullest extent provided by law and such articles of association.

      (g)    Determinations by the Plan Administrator

            Subject to Section 5, the Plan Administrator's determinations under the Plan may be made by the Plan Administrator selectively among persons who are made, or may be eligible to be made, Grants under the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall be entitled, inter alia, to make selective determinations and to instruct the Company to enter into selective Restricted Stock Agreements as to (i) any person to whom Grant(s) are made or are to be made under the Plan, and (ii) the terms and provisions of Grants made under the Plan.

5.    PARTICIPATION AND GRANTS

      (a)   Eligibility for Participation

            Notwithstanding Section 4(a) and subject to the conditions of
            Section 5(b), all Employees of the Group are eligible to be selected as Participants by the Plan Administrator, in its complete discretion. The Plan Administrator's determination of an individual's eligibility for participation shall be final.

      (b)   Eligibility for Grants

            The Plan Administrator has the authority, in its complete discretion but within the limits set forth in Section 4(e), to determine that the Company shall make a Grant to Participants. A Participant may be made more than one Grant under the Plan at any time or times.

      (c)   Dates on Which and Periods During Which Grants May Be Made

            It is the Company's intention that Grants shall be made under the Plan (i) as of the following dates and during the following periods: the month of February of each year and the date on which an Employee effectively commences working for the Company or a Group Company, in such cases as part of a regular policy allowing the Plan and Grants thereunder to qualify as a "personeelsregeling" or (ii) Grants may be made at other times subject to full compliance with all relevant Dutch and foreign applicable laws specifically related to insider trading.

      (d) Notification of the Authority for the Financial Markets of The Netherlands

            The Plan Administrator shall notify the Authority for the Financial Markets of the Netherlands as required by applicable law. In accepting a Grant, the Participant shall be deemed to have authorized the Plan Administrator (or any other person or entity acting on behalf of the Plan Administrator) to make any notification or other disclosure that the Plan Administrator is required by law or regulation to make, and shall be deemed to have agreed to make any notification or other disclosure that the Grantee is required by law or regulation to make.

6. SHARES OF COMMON STOCK SUBJECT TO THIS PLAN

      (a)   Shares

            The Company may fulfill its performance under any Grant either by delivering Shares held as treasury stock or by issuing new Shares from authorized but unissued Common Stock of the Company.

(b)   Listing of Shares

            The Company shall use reasonable efforts to cause Shares delivered upon performance of a Grant to be duly listed on the Euronext Amsterdam Exchange or any other principal securities exchange on which the Company's Common Stock is then listed.

7.    TERMS AND CONDITIONS OF GRANTS

      (a)   Restricted Stock Agreements

            Each Grant shall be evidenced by a written Restricted Stock Agreement which shall set forth the terms and conditions pertaining to such Grant, provided that all such terms shall be subject to and consistent with this Plan.

            Notwithstanding any other provision of this Plan, when making any Grant, performing under an existing Grant, or selling Shares acquired pursuant to a Grant, the Plan Administrator, the Company, and each Participant shall comply with all Dutch and other applicable insider trading laws and regulations, other applicable securities laws and regulations, and with the Insider Trading Policy.

      (b)   Number of Shares Covered by a Grant

            Each Restricted Stock Agreement shall state the number of Shares as to which the Grant applies, subject to adjustment of such number of Shares pursuant to Section 9.

      (c)   Performance of the Grant

            The Participant and the Company shall perform each Grant in accordance with this Plan and the terms of the relevant Restricted Stock Agreement, subject to the provisions of Section 7(p), among others. Within thirty (30) days of the date on which a Grant Vests as to any Share or Shares, the Grantee shall pay the Purchase Price for such Share(s) to the Company, and the Company shall promptly deliver the Share(s) to the Grantee. Only a Grantee may perform under a Grant. Each Restricted Stock Agreement shall specify the manner and procedure for performance of a Grant. A Participant shall be required to sign such Restricted Stock Agreement as a condition to receiving a Grant.

            Notwithstanding any other provision of this Plan or of any Restricted Stock Agreement or of any other agreement, when performing under any Grant the Plan Administrator, the Company, and each Participant shall comply with all Dutch and other applicable insider trading laws and regulations and with the Insider Trading Policy. If the Grantee or the Company is unable to perform under a Grant due to insider trading laws and regulations or the Insider Trading Policy, the thirty (30) day period set forth in the preceding paragraph shall be tolled and the Grantee shall be required to pay the Purchase Price within thirty (30) days of the date on which the Plan Administrator and the Grantee determine that such inability no longer exists.

      (d)   Vesting of Grants

            The Plan Administrator may decide when a Grant Vests. Such Vesting can occur immediately as of the date the Grant is made or at such later date or dates, as determined by the Plan Administrator. Each Restricted Stock Agreement shall include a Vesting schedule describing the date, event or act upon which a Grant shall Vest, in whole or in part, with respect to all or a specified portion of the Shares covered by such Grant. The condition shall not impose upon the Group any obligation to retain the Participant as an Employee for any period.

      (e)   Term and Expiration of Grants

            Except as otherwise specifically provided in a Participant's Restricted Stock Agreement, any Unvested portion of a Grant shall be extinguished on the first to occur of the following:

            (i) The date determined under Section 7(i)(ii) for a Participant who ceases to be an Employee of the Group for any reason other than by (A) death, (B) For Cause, or (C) Total and Permanent Disability;

            (ii) The date determined under Section 7(j) for a Participant who ceases to be an Employee of the Group by reason of the Participant's death;

            (iii) The date determined under Section 7(k) for a Participant who ceases to be an Employee of the Group by reason of the Participant's Total and Permanent Disability;

            (iv) The date determined under Section 7(l) for a Participant who ceases to be an Employee of the Company For Cause;

            (v)   The effective date of a transaction described in Section 9(b);
                  or

            (vi) The expiration date specified in the Restricted Stock Agreement pertaining to the Grant.

      (f)   Consequences of Nonperformance

            By accepting a Grant, each Participant acknowledges and agrees that the Company is entitled to specific performance of any Grant or Vested portion thereof if the Participant fails to perform any of its obligations under this Plan and the relevant Restricted Stock Agreement, including but not limited to those set forth in Section 7(c). By making a Grant, the Company acknowledges and agrees that the relevant Participant under such Grant is entitled to specific performance of any Grant or Vested portion thereof, to the extent available under Dutch law in light of the relevant facts and circumstances, if the Company fails to perform any of its obligations under this Plan or the relevant Restricted Stock Agreement, subject to Sections 4(f) and 7(p). The Participant or the Company may seek to enforce such specific performance in accordance with Section 18(b).

      (g) Medium and Time of Payment of Purchase Price

            A Participant shall pay the Purchase Price in full in cash or by cheque or wire transfer (in each case in Euros). In addition, where permitted by law and expressly approved for the Participant by the Plan Administrator, in its complete discretion, a Participant may pay the Purchase Price in full by cancellation of indebtedness of the Company to the Participant or by waiver of compensation due or accrued to the Participant for services rendered. The Company's performance under a Grant is subject to satisfying the applicable withholding or other tax requirements, if any, imposed by or on the Company pursuant to Section 13.

      (h)   Nontransferability of Grants

            A Grant made to a Participant, whether Vested or Unvested, shall not be assignable or transferable during the lifetime of the Participant. In the event of the Participant's death, a Grant is transferable by the Participant only by will or the laws of descent and distribution. Any attempted assignment, transfer or attachment by any creditor in violation of this Section 7(h) shall be null and void.

      (i) Termination for Any Reason Other Than Death, Total and Permanent Disability, or For Cause

            (i) For purposes of this Section 7(i), status as an Employee of the Group will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, as determined by the Plan Administrator in its complete discretion.

            (ii) If a Participant ceases to be an Employee of the Group for any reason other than death, Total and Permanent Disability, or For Cause, then: (A) the Participant's Grant(s), to the extent Unvested on the date that the Participant's status ceases, shall be extinguished; and (B) the Participant's Grant(s), to the extent Vested on the date the Participant's status ceases, shall be performed in accordance with its terms.

      (j)   Death of Participant

            If a Participant dies while an Employee of the Group, then (A) the Participant's Grant(s), to the extent Unvested at the date of the Participant's death, shall be extinguished and (B) the Participant's Grant(s), to the extent Vested on the date of the Participant's death, shall be performed in accordance with its terms.

      (k)   Total and Permanent Disability of Participant

            If a Participant ceases to be an Employee of the Group as a consequence of Total and Permanent Disability, then (A) the Participant's Grant(s), to the extent Unvested on the date that the Participant's status ceases, shall be extinguished and (B) the Participant's Grant(s), to the extent Vested on the date that the Participant's status ceases, shall be performed in accordance with its terms.

      (l)   Termination For Cause

            If a Participant ceases to be an Employee of the Group For Cause, then (A) the Participant's Grant(s), to the extent Unvested at the date of the event constituting the basis for termination For Cause, shall be extinguished and (B) the Participant's Grant(s), to the extent Vested on the date of the event constituting the basis for the termination For Cause, shall be performed in accordance with its terms.

      (m)   Rights as a Shareholder

            A Participant shall have no rights as a shareholder of any Shares for which a Grant is exercisable or has been exercised until the date such Shares have been delivered to the Participant. No adjustment shall be made for dividends (ordinary or extraordinary or whether in currency, securities, or other property), distributions or other rights for which the record date is prior to the date such person becomes a shareholder.

      (n)   Modification, Extension and Renewal of Grants

            Within the limitations of the Plan, the Plan Administrator may, in its complete discretion, modify, extend, or renew any outstanding Grant or accept the cancellation of any outstanding Grant for the making of a new Grant in substitution therefore. Notwithstanding the preceding sentence, no modification of a Grant shall exceed or otherwise violate any limitation set forth in this Section 7 and any modification, extension, or renewal that would constitute the making of a new Grant under applicable law shall be made only if in accordance with Sections 5(c) and 5(d) and the other provisions of this Plan governing the making of Grants.

      (o)   Other Provisions

            A Restricted Stock Agreement may contain such other provisions as the Plan Administrator in its complete discretion deems advisable which are not inconsistent with the terms of the Plan, including but not limited to:

            (i)   Restrictions on the performance of the Grant;

            (ii) Submission by the Participant of such forms and documents as the Plan Administrator may reasonably require; and/or

            (iii) Procedures to facilitate the payment of the Purchase Price of a Grant under any method allowable under Section 7(g) and the payment of taxes in accordance with Section 13.

      (p)   Insider Trading

            Neither the Company nor the Plan Administrator nor any member of the Board shall be in breach of this Plan or of any Restricted Stock Agreement if it declines to take any action that it believes, in its sole discretion, to be contrary to applicable law or the Insider Trading Policy.

8.    TERM OF PLAN

Grants may be made pursuant to the Plan through the period ending on December 31, 2011. All Grants which are outstanding on such date shall remain in effect until they are exercised or are extinguished by their terms. The Plan and all Grants shall be extinguished pursuant to their terms for all purposes on or before December 31, 2015.

9.    RECAPITALISATION, DISSOLUTION AND CHANGE OF CONTROL

      (a)   Recapitalisation

            Notwithstanding any other provision of the Plan to the contrary, but subject to any required action by the shareholders of the Company and compliance with any applicable laws and securities laws, the Plan Administrator (directly or by action through the Company) shall make any adjustments to the class and/or number of Shares covered by the Plan, the number of Shares for which each outstanding Grant pertains, the Exercise Price of a Grant and/or any other aspect of this Plan to prevent the dilution or enlargement of the rights of Participants under this Plan in connection with any increase or decrease in the number of issued Shares resulting from the payment of a Common Stock dividend, stock split, reverse stock split, recapitalisation, combination, or reclassification or any other event which results in an increase or decrease in the number of issued Shares without receipt of adequate consideration by the Company (as determined by the Plan Administrator in its complete discretion; provided, however, that fractions of a Share shall not be issued but shall be rounded up to the nearest Share; and provided, further, that the Exercise Price of any Grant may not be decreased below the par value of the Shares).

      (b)   Dissolution, Merger, Consolidation, or Sale or Lease of Assets

            Subject to any required action by the shareholders of the Company, in the event of a merger, consolidation or any similar transaction involving the Company in which holders of Shares receive stock of the resulting corporation or of another entity involved in the transaction (and do not receive consideration in any other form, other than cash payments in consideration for fractional shares), each Grant outstanding on the date of such merger, consolidation or transaction shall pertain to and apply to the securities which a holder of the number of Shares subject to such Grant would have received in such merger or consolidation.

            Subject to any required action by the shareholders of the Company, in the event of (i) a dissolution or liquidation of the Company,
            (ii) a sale of all or substantially all of the Company's assets or
            (iii) a merger, consolidation or any similar transaction involving the Company (other than a merger, consolidation or any similar transaction in which holders of Shares receive stock of the resulting corporation or of another entity involved in the transaction (and do not receive consideration in any other form, other than cash payments in consideration for fractional shares)), the Plan Administrator shall, in its absolute discretion, have the power to, having regard for applicable insider trading laws and regulations and the Insider Trader Policy and acting directly or through the Company:

            (i) cancel, effective immediately prior to the occurrence of such event, each Grant outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Grant was made an amount in cash, for each Share subject to such Grant equal to the excess of (A) the value, as determined by the Plan Administrator in its absolute discretion, of the property (including cash) received by the holder of a Share as a result of such event over (B) the Exercise Price of such Share; or

            (ii) provide for the exchange of each Grant outstanding immediately prior to such event (whether or not then Vested) for a Grant with respect to, as appropriate, some or all of the property for which Shares are exchanged in such transaction and, incident thereto, make an equitable adjustment as determined by the Plan Administrator in its absolute discretion in the exercise price of the Grant, or the number of shares or amount of property subject to the Grant or, if appropriate, provide for a cash payment to the Participant to whom such Grant was made in partial consideration for the exchange of the Grant.

      (c)   Change in Control

            Notwithstanding any provision herein or in a Restricted Stock Agreement, each Grant shall become immediately Vested in full in the event of the acquisition by any person (within the meaning of Section 13 of the U.S. Securities Exchange Act of 1934, as amended (the"Exchange Act")), including any group (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the voting power of the combined securities of the Company in the election of members of the Supervisory Board of the Company, in any transaction or series of transactions. Notwithstanding the foregoing, the acquisition of governance preference shares by any entity shall not result in Vesting pursuant to this paragraph (c).

      (d)   Determination by the Plan Administrator

            All adjustments described in this Section 9 shall be made by the Plan Administrator in its complete discretion, and such determination shall be conclusive and binding on all persons.

      (e)   Limitation on Rights of Participants

            Except as expressly provided in this Section 9, no Participant shall have any rights by reason of any reorganisation, dissolution, change of control, merger or acquisition. Except as expressly provided in this Section 9, the making of Grants shall not affect any Grants previously made under the Plan.

      (f)   No Limitation on the Rights of the Company

            The making of a Grant pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganisations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

10.   AMENDMENT OF THE PLAN

      (a) The Plan Administrator may, from time to time, terminate, suspend or discontinue the Plan, in whole or in part, or revise or amend it in any respect whatsoever including, but not limited to, the adoption of any amendment deemed necessary or advisable to qualify the Grants under rules and regulations promulgated by a recognised stock exchange, or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Grant made under the Plan, with or without approval of the Board, but if any such action is taken without the approval of the Board, no such revision or amendment shall:

            (i) Increase the number of Shares subject to the Plan, other than any increase pursuant to Section 9;

            (ii) Change the designation of the class of persons eligible to receive Grants;

            (iii) If the Company expressly has qualified the Plan as a
                  "personeelsregeling" as meant in Dutch insider trading legislation, cause the Plan no longer to qualify as a "personeelsregeling"; or

            (iv)  Amend this Section 10 to defeat its purpose.

      (b) No amendment, termination or modification of the Plan shall, without the consent of a Participant, adversely affect the Participant with respect to any Grant previously made to the Participant.

11.   APPLICATION OF FUNDS

The proceeds received by the Company shall be used for general corporate purposes.

12.   TERMINATION OF PLAN

Subject to Section 10(b), the Company reserves the right to terminate, suspend or discontinue the Plan, in whole or in part, at any time.

13.   WITHHOLDING OF TAXES

Whenever Shares are to be issued under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy all withholding and other applicable tax requirements prior to the delivery of any certificate or certificates for such Shares.

14.   RIGHTS AS AN EMPLOYEE

The Plan shall not be construed to give any individual the right to remain in the employ of the Group, or to affect the right of the Group, to terminate such individual's status as an Employee at any time, with or without cause. The making of a Grant shall not entitle the Participant to, or disqualify the Participant from, participation in the making of any other Grant under the Plan or participation in any other plan maintained by the Group.

15.   INSPECTION OF RECORDS

Copies of the Plan, records reflecting each Participant's Grant(s) and any other documents and records which a Participant is entitled by law to inspect shall be open to inspection by the Participant and his or her duly authorised representative at the office of the Company at any reasonable business hour upon reasonable advance notice from the Participant. The Company may, at its discretion, submit this Plan to the Securities Board of the Netherlands.

16.   NOTICES

Any notice to be provided by one party to the other party under this Plan shall be deemed to have been duly delivered to the other party (i) on the date such notice is delivered at the address provided in a Participant's Restricted Stock Agreement or at such other address as the party may notify the other party in writing at any time, or (ii) on the date such notice is deposited in the mail as registered mail or as first class mail/return receipt requested, postage prepaid if addressed to the party at the address provided in a Participant's Restricted Stock Agreement or at such other address as the party may notify the other party in writing at any time. For the purposes of clause (i), the term "delivered" shall include hand delivery with a signed receipt required and received from the receiving party, which for the Company shall be the General Counsel.

17.   CONFLICT WITH RESTRICTED STOCK AGREEMENTS

In the event the terms of this Plan are in conflict with the terms of any Restricted Stock Agreement, the Plan shall govern and any conflicting or inconsistent term of said Agreement(s) shall be interpreted and applied by the Plan Administrator and all other persons in a manner consistent with the Plan.

18.         LAWS GOVERNING THE PLAN

      (a) This Plan shall be governed by and shall be construed in accordance with the laws of The Netherlands.

      (b) The Company and Participants irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of this Plan, to the exclusive jurisdiction of the courts of Amsterdam.